Exhibit 4.12

SECURITY AGREEMENT

relating to

Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009

10 SEPTEMBER 2007

Between

ASIA SILICON TECHNOLOGY HOLDINGS LIMITED

and

DB TRUSTEES (HONG KONG) LIMITED

Allen & Overy

THIS DEED is dated 10 September 2007 and is made BETWEEN:

(1)	ASIA SILICON TECHNOLOGY HOLDINGS LIMITED, a company incorporated in Hong Kong with limited liability having its registered address at Suite 3601, Two Exchange Square, Central, Hong Kong (Company number 1087124) (the Chargor); and

(2)	DB TRUSTEES (HONG KONG) LIMITED (the Security Agent) as security trustee for the Secured Parties (as defined in the Trust Deed defined below).

BACKGROUND:

(A)	The Chargor enters into this Deed in connection with the Trust Deed (as defined below).

(B)	Pursuant to the Trust Deed, the Security Agent has agreed, among other things, to hold the security constituted by this Deed on trust for the Secured Parties.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Account Bank means, in relation to a Restricted Account, the bank with which the Restricted Account is maintained.

Bonds means:

(a)	the tranche A U.S.$20,000,000 in principal amount of floating rate secured bonds due 2009; and

(b)	the tranche B U.S.$40,000,000 in principal amount of floating rate secured convertible bonds due 2009,

issued by the Issuer.

Equity Interest means 64 per cent, equity interests in Opco held by the Chargor.

Party means a party to this Deed.

Property Ordinance means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong).

Receiver means an administrative receiver, receiver and manager or a receiver, in each case, appointed under this Deed.

Restricted Account means each of the accounts specified in Schedule 1 (Security Assets) under the heading Restricted Accounts and includes:

(a)	if there is a change of Account Bank, any account into which all or part of a credit balance from a Restricted Account is transferred; and

(b)	any account which is a successor to a Restricted Account on any re-numbering or re-designation of accounts and any account into which all or part of a balance from a Restricted Account is transferred for investment or administrative purposes.

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document, except for any obligation which, if it were so included, would result in this Deed contravening Section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

Security Assets means all assets of the Chargor the subject of any security created by this Deed.

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

Shareholder’s Loan means the loan to be made by the Issuer to the Chargor out of the net proceeds from the sale of the Bonds.

Trust Deed means the trust deed dated 10 September 2007 between the Issuer as issuer, DB Trustees (Hong Kong) Limited as trustee and the Security Agent.

1.2	Construction

(a)	Capitalised terms defined in the Trust Deed have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	Capitalised terms defined in the Conditions have, unless expressly defined in the Trust Deed or this Deed, the same meaning in this Deed.

(c)	The provisions of clause 1.2 (Construction of Certain References) of the Trust Deed apply to this Deed as though they were set out in full in this Deed, except that references to the Trust Deed will be construed as references to this Deed and references to England will be construed as references to Hong Kong.

(d) (i)	The term Finance Document includes all amendments and supplements including supplements providing for further advances;

(ii)	the term this Security means any security created by this Deed; and

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation.

(e)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(f)	In the context of the rights, powers, privileges, discretions and immunities conferred on the Security Agent or a Receiver, references to charge or mortgage in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Security and references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets.

(g)	If the Security Agent considers that an amount paid to a Secured Party under a Finance Document is capable of being avoided or otherwise set aside on the liquidation of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(h)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Security Agent;

(ii)	is created over present and future assets of the Chargor; and

(iii)	is continuing security for the payment of all the Secured Liabilities.

(b)	If the rights of the Chargor under a document cannot be secured without the consent of a party to that document:

(i)	the Chargor must notify the Security Agent promptly;

(ii)	this Security will secure all amounts which the Chargor may receive, or has received, under that document but exclude the document itself; and

(iii)	unless the Security Agent otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.

(c)	The Security Agent holds the benefit of this Deed on trust for the Secured Parties.

2.2	Land

(a)	The Chargor as beneficial owner charges:

(i)	by way of a first legal mortgage all estates or interests in any real property now owned by it; this includes the real property (if any) specified in Schedule 1 (Security Assets) under the heading Real Property; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of first fixed charge all estates or interests in any real property.

(b)	A reference in this Subclause to a mortgage or charge of any real property includes:

(i)	all buildings, fixtures, fittings and fixed plant and machinery on that property; and

(ii)	the benefit of any covenants for title given or entered into by any predecessor in title of the Chargor in respect of that property or any moneys paid or payable in respect of those covenants.

2.3	Investments

(a)	The Chargor as beneficial owner charges by way of a first fixed charge its interest in all shares, stocks, debentures, bonds or other securities and investments owned by it or held by any nominee on its behalf.

(b)	A reference in this Subclause to a mortgage or charge of any stock, share, debenture, bond or other security includes:

(i)	any dividend or interest paid or payable in relation to it; and

(ii)	any right, money or property accruing or offered at any time in relation to it by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

2.4	Plant and machinery

The Chargor as beneficial owner charges by way of a first fixed charge all plant and machinery owned by the Chargor and its interest in any plant or machinery in its possession.

2.5	Restricted credit balances

The Chargor as beneficial owner charges by way of a first fixed charge all of its rights in respect of any amount standing to the credit of any Restricted Account and the debt represented by it.

2.6	Insurances

The Chargor as beneficial owner assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of any contract or policy of insurance taken out by it or on its behalf or in which it has an interest.

2.7	Other contracts

The Chargor as beneficial owner assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of:

(a)	any agreement to which it is a party except to the extent that it is subject to any fixed security created under any other term of this Clause; this includes the agreements (if any) specified in Schedule 1 (Security Assets) under the heading Relevant Contracts;

(b)	any letter of credit issued in its favour; and

(c)	any bill of exchange or other negotiable instrument held by it.

2.8	Intellectual property

The Chargor as beneficial owner charges by way of a first fixed charge, all of its rights in respect of:

(a)	any know-how, patent, trade mark, service mark, design, business name, topographical or similar right; this includes the patents and trademarks (if any) specified in Schedule 1 (Security Assets) under the heading Specific Intellectual Property Rights;

(b)	any copyright or other intellectual property monopoly right; or

(c)	any interest (including by way of licence) in any of the above,

in each case whether registered or not and including all applications for the same.

2.9	Miscellaneous

The Chargor as beneficial owner charges by way of first fixed charge:

(a)	any beneficial interest, claim or entitlement it has in any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its use of any Security Asset;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and

(e)	its uncalled capital.

2.10	Floating charge

(a)	The Chargor charges by way of a first floating charge all its assets not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

(b)	Except as provided below, the Security Agent may by notice to the Chargor convert the floating charge created by this Subclause into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:

(i)	an Event of Default is subsisting; or

(ii)	the Security Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

(c)	The floating charge created by this Subclause will automatically convert into a fixed charge over all of the Chargor’s assets on the convening of any meeting of the members of the Chargor to consider a resolution to wind-up the Chargor (or not to wind up the Chargor).

(d)	The giving by the Security Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Security Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Finance Document.

3.	REPRESENTATIONS AND WARRANTIES - GENERAL

3.1	Representations and warranties

The Chargor makes the representations and warranties set out in this Clause to the Security Agent.

3.2	Status and power and authority

(a)	It is a limited liability company duly incorporated and validly existing under the laws of Hong Kong with full power and authority to own its assets and conduct its business presently carried on by it and is lawfully qualified to do business, and has all permits, licences and other authorisations required, in each jurisdiction in which business is conducted by it and has been operating its business pursuant to and in compliance with the terms of all such permits, licences and other authorisations.

(b)	It has full power and authority, and is able lawfully, to enter into and perform its obligations under, and has taken all necessary action to authorise the entry into and performance of its obligations under, the Finance Documents to which it is a party.

3.3	Legal validity

The Finance Documents to which it is a party have been duly authorised by it and have been duly executed and delivered by it and each Finance Document to which it is a party constitutes its valid and legally binding obligations, enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.

3.4	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

3.5	Non-conflict

The entry into and performance of the Finance Documents to which it is a party, the use of the Shareholder’s Loan as described in Clause 7.7 (Miscellaneous Shareholder’s Loan provisions), the carrying out of the other transactions contemplated by the Finance Documents to which it is a party and compliance with their terms do not and will not (a) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, its constitutional documents, or any indenture, trust deed, mortgage or other agreement or instrument to which it or any of its properties is bound, or (b) infringe any applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over it or any of its affiliates or any of its properties.

3.6	Jurisdiction/governing law

The Chargor’s:

(a)	irrevocable submission under the Finance Documents to which it is a party to the jurisdiction of the Hong Kong courts or the relevant PRC courts, as the case may be;

(b)	agreement that the Finance Documents are governed by Hong Kong law or PRC law, as the case may be; and

(c)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of Hong Kong.

3.7	Security Assets

(a)	It is, and will at all times be, the sole legal and beneficial owner of its Security Assets.

(b)	Each of its Security Assets is free from:

(i)	any Encumbrance (other than any Encumbrance created by a Security Document); and

(ii)	any interests or claims of third parties other than interests or claims arising by operation of law affecting companies generally.

3.8	Nature of security

This Deed creates those Encumbrances it purports to create and is not liable to be amended or otherwise set aside on the liquidation of the Chargor or otherwise.

3.9	Times for making representations and warranties

(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date each of the representations and warranties under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

4.	RESTRICTIONS ON DEALINGS

The Chargor must not:

(a)	create or permit to subsist any Encumbrance on any Security Asset; or

(b)	sell, transfer, license, lease or otherwise dispose of any Security Asset,

except as allowed under the Trust Deed or the Conditions.

5.	LAND

5.1	General

In this Clause:

Environmental Approval means any authorisation required by any Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

Fixtures means all fixtures and fittings and fixed plant and machinery on the Mortgaged Property.

Insured Property Assets means the Premises and all the Chargor’s other assets of an insurable nature in the Premises.

Mortgaged Property means all real property included in the definition of Security Assets.

Premises means all buildings and erections included in the definition of Security Assets.

Report on Title means any report on title on the Mortgaged Property addressed and provided at the request of the Security Agent before the date of this Deed or, in the case of any Mortgaged Property acquired after the date of this Deed, its date of acquisition.

5.2	Title

The Chargor represents to the Security Agent that except as disclosed in any Report on Title:

(a)	it is the legal and beneficial owner of the Mortgaged Property; and

(b)	the Mortgaged Property is held by it free from any Encumbrance or any tenancies or licences.

5.3	Environmental matters

The Chargor must ensure that no Secured Party incurs any liability by reason of any breach by the Chargor of any Environmental Law or Environmental Approval.

5.4	Repair

The Chargor must keep:

(a)	the Premises in good and substantial repair and condition and adequately and properly painted and decorated; and

(b)	the Fixtures and all plant, machinery, implements and other effects owned by it and which are in or on the Premises or elsewhere in a good state of repair and in good working order and condition.

5.5	Insurance

(a)	The Chargor must insure the Insured Property Assets against:

(i)	loss or damage by fire;

(ii)	other risks normally insured against by persons carrying on the same class of business as that carried on by it; and

(iii)	any other risks which the Security Agent may reasonably require.

(b)	Any insurance must be in a sum or sums not less than the replacement value of the Insured Property Assets. For this purpose, replacement value means the total cost of entirely rebuilding, reinstating or replacing those Insured Property Assets in the event of their being completely destroyed, together with architects’ and surveyors’ fees.

(c)	Any insurance required under this Clause must be with an insurance company or underwriters acceptable to the Security Agent.

(d)	All moneys received or receivable under any insurance in respect of the Insured Property Assets must be applied:

(i)	in replacing, restoring or reinstating the Insured Property Assets destroyed or damaged or in any other manner which the Security Agent may agree; or

(ii)	after a Potential Event of Default has occurred, if the Security Agent so directs and the terms of the relevant insurances allow, in or towards satisfaction of the Secured Liabilities.

(e)	The Chargor must procure that a note of the Security Agent’s interest is endorsed upon all policies of insurance maintained by the Chargor or any person on its behalf in respect of the Insured Property Assets.

(f)	The Chargor must not do or permit anything to be done which may make void or voidable any policy of insurance in connection with any Insured Property Asset.

(g)	The Chargor must promptly pay all premiums and do all other things necessary to keep each policy of insurance in respect of the Insured Property Assets in force.

(h)	The Chargor must, immediately on demand by the Security Agent, produce to the Security Agent the policy, certificate or cover note relating to any insurance policy and the receipt for the payment of any premium for any insurance policy as the Security Agent may request.

5.6	Compliance with leases

The Chargor must:

(a)	perform all the terms on its part contained in any lease comprised in the Mortgaged Property; and

(b)	not do or allow to be done any act as a result of which any lease comprised in the Mortgaged Property may become liable to forfeiture or otherwise be terminated.

5.7	Acquisitions

If the Chargor acquires any real property after the date of this Deed it must:

(a)	notify the Security Agent immediately;

(b)	procure that the relevant agreement for sale and purchase and the assignment of that property be duly stamped and registered at the Land Registry or other equivalent authority in the relevant jurisdiction; and

(c)	immediately on request by the Security Agent and at the cost of the Chargor, execute and deliver to the Security Agent a legal charge, legal mortgage or similar document required under applicable law in favour of the Security Agent of that property in any form which the Security Agent may require.

5.8	Compliance with applicable laws and regulations

The Chargor must perform all its obligations under any law or regulation in any way related to or affecting the Mortgaged Property.

5.9	Notices

The Chargor must, within 14 days after the receipt by the Chargor of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Mortgaged Property (or any part of it):

(a)	deliver a copy to the Security Agent; and

(b)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement.

5.10	Leases

The Chargor must not grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy of the Mortgaged Property or any part of it or accept a surrender of any lease or tenancy or confer upon any person any contractual licence or right to occupy the Mortgaged Property.

5.11	Deposit of title deeds

The Chargor must deposit with the Security Agent all deeds and documents of title relating to the Mortgaged Property and all local land charges, land charges and Land Registry search certificates and similar documents received by or on behalf of the Chargor.

5.12	Access

The Chargor must permit the Security Agent and any person nominated by it at all reasonable times to enter any part of the Mortgaged Property and view the state of it.

5.13	Investigation of title

The Chargor must grant the Security Agent or its lawyers on request all facilities within the power of the Chargor to enable the Security Agent or its lawyers (at the expense of the Chargor) to:

(a)	carry out investigations of title to the Mortgaged Property; and

(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.

5.14	Report on title

The Chargor must, as soon as practicable after a request by the Security Agent, provide the Security Agent with a report on title of the Chargor to the Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.

5.15	Power to remedy

If the Chargor fails to perform any term affecting the Mortgaged Property, the Chargor must allow the Security Agent or its agents and contractors:

(a)	to enter any part of the Mortgaged Property;

(b)	to comply with or object to any notice served on the Chargor in respect of the Mortgaged Property; and

(c)	to take any action as the Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

The Chargor must immediately on request by the Security Agent pay the costs and expenses of the Security Agent or its agents and contractors incurred in connection with any action taken by it under this Subclause.

5.16	Additional covenants and conditions

The Chargor must, in relation to any of its Mortgaged Property located in Hong Kong, comply with all the covenants and conditions contained in Part C of the Second Schedule to the Property Ordinance, which are deemed to be incorporated by reference into this Deed. In the event of any conflict or inconsistency between such additional covenants and conditions and the terms of this Deed, the latter shall prevail.

6.	INVESTMENTS

6.1	General

In this Clause:

Investments means:

(a)	all shares, stocks, debentures, bonds or other securities and investments included in the definition of Security Assets in Clause 1.1 (Definitions);

(b)	any dividend or interest paid or payable in relation to any of the above; and

(c)	any right, money or property accruing or offered at any time in relation to any of the above by way of redemption, substitution, exchange, bonus or preference under option rights or otherwise.

6.2	Investments

The Chargor represents to the Security Agent that to the extent applicable, the Investments are fully paid.

6.3	Deposit

The Chargor must:

(a)	immediately deposit with the Security Agent, or as the Security Agent may direct, all certificates and other documents of title or evidence of ownership in relation to any Investment; and

(b)	promptly execute and deliver to the Security Agent all share transfers and other documents which may be requested by the Security Agent in order to enable the Security Agent or its nominees to be registered as the owner or otherwise obtain a legal title to any Investment.

6.4	Changes to rights

The Chargor must not take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Investments being altered.

6.5	Calls

(a)	The Chargor must pay all calls or other payments due and payable in respect of any Investment.

(b)	If the Chargor fails to do so, the Security Agent may (but is not obliged to) pay the calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Security Agent for any payment made by the Security Agent under this Subclause.

6.6	Other obligations in respect of Investments

(a)	The Chargor must promptly copy to the Security Agent and comply with all requests for information which is within its knowledge and which are made under any law or regulation or by any listing or other authority or any similar provision contained in any articles of association or other constitutional document relating to any of its Investments. If it fails to do so, the Security Agent may elect to provide such information as it may have on behalf of the Chargor.

(b)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any Investment.

(c)	The Security Agent is not obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Investment.

6.7	Voting rights

(a)	Before this Security becomes enforceable, the Chargor will be entitled to:

(i)	exercise all voting, consensual and other powers of ownership pertaining to the Investments;

(ii)	receive and retain all dividends or other income paid or payable in relation to any Investment; and

(iii)	receive all notices pertaining to any Investment.

(b)	After this Security has become enforceable, the Security Agent may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise.

7.	ACCOUNTS

7.1	Account Bank

Each Restricted Account must be maintained at a branch of an Account Bank approved by the Security Agent.

7.2	Representations

The Chargor represents to the Security Agent that:

(a)	it is the sole legal and beneficial owner of the credit balance from time to time in each Restricted Account which it maintains; and

(b)	those credit balances are free of any Encumbrances (except for those created by or under this Deed) and any other rights or interests in favour of third parties.

7.3	Withdrawals

Except with the prior consent of the Security Agent or as permitted under the terms of this Deed, the Trust Deed or the Conditions, the Chargor may not withdraw any moneys (including interest) standing to the credit of any Restricted Account.

7.4	Change of Account Banks

(a)	An Account Bank may be changed to another bank or financial institution if the Security Agent so agrees and must be changed if the Security Agent so requires.

(b)	A change of Account Bank shall only be effective when the Chargor and the new Account Bank have delivered a notice and acknowledgement substantially in the form set out in Schedule 2 (Forms of Letter for Account Bank).

(c)	If there is a change of Account Bank, the amount (if any) standing to the credit of the Restricted Accounts maintained with the old Account Bank will be transferred to the corresponding Restricted Accounts maintained with the new Account Bank immediately upon the appointment taking effect.

(d)	Subject to paragraph (a) above, the Chargor must take any action which the Security Agent may reasonably require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

(e)	Amounts standing to the credit of each Restricted Account will bear interest at the prevailing rate offered by the Account Bank as varied from time to time.

7.5	Notices of charge

The Chargor must:

(a)	immediately serve a notice of charge, substantially in the form of Part 1 of Schedule 2 (Forms of Letter for Account Bank) on each Account Bank; and

(b)	use its reasonable endeavours to ensure that each Account Bank acknowledges the notice, substantially in the form of Part 2 of Schedule 2 (Forms of Letter for Account Bank).

7.6	Miscellaneous Restricted Accounts provisions

(a)	The Chargor must ensure that no Restricted Account goes in to overdraft.

(b)	Any amount received or recovered by the Chargor otherwise than by credit to a Restricted Account must be held subject to the security created by this Deed and immediately be paid to the relevant Restricted Account or to the Security Agent in the same funds as received or recovered.

(c)	The moneys standing to the credit of each Restricted Account may be applied by the Security Agent towards payment of any amount of principal, interest and premium (if any) due and owing in respect of the Bonds or any other amount due and owing by an Obligor under a Finance Document.

(d)	No Secured Party is responsible or liable to the Chargor for:

(i)	any non-payment of any liability of the Chargor which could be paid out of moneys standing to the credit of an Restricted Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(e)	The Chargor must, within five Business Days of any request by the Security Agent, supply the Security Agent with the following information in relation to any payment received in a Restricted Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

7.7	Miscellaneous Shareholder’s Loan provisions

The Chargor must procure that proceeds of the Shareholder’s Loan may only be used for financing:

(a)	first, payment of the balance of the purchase price for the Equity Interest in the amount of U.S.$17,000,000 and the increase in the registered share capital of Opco in the amount of U.S.$28,000,000; and

(b)	secondly, its and its Subsidiaries’ general working capital purposes in accordance with the Trust Deed and the Conditions.

8.	INTELLECTUAL PROPERTY

8.1	General

In this Clause Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, topographical or similar right;

(b)	any copyright or other intellectual property monopoly right;

(c)	any interest (including by way of licence) in any of the above; or

(d)	any application for any of the above,

in each case, whether registered or not, and included in the definition of Security Assets in Clause 1.1 (Definitions).

8.2	Representations

The Chargor represents to the Security Agent that it does not, in carrying on its business, infringe any Intellectual Property Rights of any third party.

8.3	Preservation

(a)	The Chargor must:

(i)	make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its Intellectual Property Rights in force;

(ii)	take all other steps which are reasonably practicable to maintain and preserve its interests in its Intellectual Property Rights;

(iii)	if requested to do so by the Security Agent, make entries in any public register of its Intellectual Property Rights which either record the existence of this Deed or the restrictions on disposal imposed by this Deed; and

(iv)	take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights.

(b)	The Chargor must ensure that, except with the prior consent of the Security Agent, none of its Intellectual Property Rights which is registered is abandoned or cancelled, lapses or is liable to any claim of abandonment for non-use or otherwise.

9.	RELEVANT CONTRACTS

9.1	General

In this Clause:

Relevant Contract means:

(a)	an agreement specified in Schedule 1 (Security Assets) under the heading Relevant Contracts; and

(b)	any other agreement to which the Chargor is a party and which the Security Agent has designated a Relevant Contract.

9.2	Representations

The Chargor represents to the Security Agent that:

(a)	all payments to it by any other party to a Relevant Contract which is a loan agreement or a similar document are not subject to any right of set-off or similar right; and

(b)	there is no prohibition on assignment in any Relevant Contract.

9.3	Preservation

The Chargor must not, without the prior consent of the Security Agent:

(a)	amend or waive any term of, or terminate, any Relevant Contract; or

(b)	take any action which might jeopardise the existence or enforceability of any Relevant Contract.

9.4	Other undertaking

The Chargor must:

(a)	duly and promptly perform its obligations, and diligently pursue its rights, under each Relevant Contract; and

(b)	supply the Security Agent and any Receiver with copies of each Relevant Contract and any information and documentation relating to any Relevant Contract requested by the Security Agent or any Receiver.

9.5	Notices of assignment

The Chargor must:

(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of Letter for Relevant Contracts), on each counterparty to a Relevant Contract; and

(b)	use its reasonable endeavours to procure that each such party acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of Letter for Relevant Contracts).

10.	WHEN SECURITY BECOMES ENFORCEABLE

10.1	Event of Default

This Security will become immediately enforceable if an Event of Default is subsisting and the Security Agent (as any applicable number of Bondholders in accordance with the Trust Deed may direct and subject to the Security Agent being indemnified and/or secured to its satisfaction) gives notice to the Chargor that this Security is enforceable.

10.2	Discretion

After this Security has become enforceable, the Security Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as any applicable number of Bondholders in accordance with the Trust Deed direct (subject to the Security Agent being indemnified and/or secured to its satisfaction).

10.3	Power of sale

(a)	After this Security has become enforceable, the Security Agent may, without prior notice to the Chargor or prior authorisation from any court, sell or otherwise dispose of all or any part of the Security Assets at the times, in the manner and on the terms it thinks fit.

(b)	The power of sale and other powers conferred (or deemed by this Deed to be conferred) by the Property Ordinance, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

11.	ENFORCEMENT OF SECURITY

11.1	General

(a)	For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed.

(b)	Paragraph 11 of the Fourth Schedule to the Property Ordinance does not apply to this Security.

11.2	No liability as mortgagee in possession

Neither the Security Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

11.3	Privileges

Each Receiver and the Security Agent is entitled to all the rights, powers, privileges and immunities referred to in the Property Ordinance as if it were such a mortgagee or receiver (and so that the statutory power of sale shall be exercisable without regard to paragraph 11 of the Fourth Schedule to the Property Ordinance).

11.4	Protection of third parties

No person (including a purchaser) dealing with the Security Agent or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Security Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Security Agent or to that Receiver is to be applied.

11.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Security Agent may:

(i)	redeem any prior Encumbrance against any Security Asset; and/or

(ii)	procure the transfer of that Encumbrance to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the Security Agent, immediately on demand, the costs and expenses incurred by the Security Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

11.6	Contingencies

If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Security Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

12.	RECEIVER

12.1	Appointment of Receiver

(a)	The Security Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Security Agent in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

12.2	Removal

The Security Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

12.3	Remuneration

The Security Agent may fix the remuneration of any Receiver appointed by it.

12.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Property Ordinance. The Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

12.5	Relationship with Security Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Security Agent in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

13.	POWERS OF RECEIVER

13.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law; this includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Property Ordinance.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

13.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset and without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in his own name or in the name of his nominee(s) or in the name of any purchaser(s) thereof.

13.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

13.4	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, employee, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

13.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

13.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures, other than landlord’s fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

13.7	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

13.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

13.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

13.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

13.11	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

13.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

13.13	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

13.14	Protection of assets

A Receiver may:

(a)	effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation,

in each case as he thinks fit.

13.15	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

14.	APPLICATION OF PROCEEDS

Save as otherwise provided in this Deed, all moneys received or recovered by the Security Agent or any Receiver after this Security has become enforceable must be applied in or towards discharge of the Secured Liabilities in accordance with the provisions on clause 11 of the Trust Deed.

This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Secured Party to recover any shortfall from the Chargor.

15.	EXPENSES AND INDEMNITY

The Chargor must:

(a)	immediately on demand pay all costs and expenses (including legal fees) incurred in connection with this Deed by any Secured Party, Receiver, attorney, manager, agent or other person appointed by the Security Agent under this Deed including any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise; and

(b)	keep each of them indemnified against any failure or delay in paying those costs or expenses.

16.	DELEGATION

16.1	Power of attorney

The Security Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

16.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Security Agent or any Receiver may think fit.

16.3	Liability

Neither the Security Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

17.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the Security Agent or a Receiver may reasonably require for:

(a)	creating, perfecting or protecting any security intended to be created by this Deed; or

(b)	facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Security Agent or any Receiver or any of its delegates or sub-delegates in respect of any Security Asset.

This includes:

(i)	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Security Agent or to its nominee; or

(ii)	the giving of any notice, order or direction and the making of any registration,

which, in any such case, the Security Agent may think expedient.

18.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

19.	PRESERVATION OF SECURITY

19.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

19.2	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

19.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to the Chargor or any Secured Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	the release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

19.4	Immediate recourse

(a)	The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed.

(b)	This waiver applies irrespective of any law or provision of a Finance Document to the contrary.

19.5	Appropriations

Each Secured Party (or any trustee or agent on its behalf) may at any time during the Security Period without affecting the liability of the Chargor under this Deed:

(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in a suspense account any moneys received from the Chargor or on account of the liability of the Chargor under this Deed.

19.6	Non-competition

Unless:

(a)	the Security Period has expired; or

(b)	the Security Agent otherwise requests,

the Chargor will not, after a claim has been made under this Deed or by virtue of any payment or performance by it under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Deed;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

The Chargor must hold in trust for and immediately pay or transfer to the Security Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Security Agent under this Clause.

19.7	Additional security

This Security is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party.

20.	MISCELLANEOUS

20.1	Covenant to pay

The Chargor must pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents.

20.2	New accounts

(a)	If any subsequent charge or other interest affects any Security Asset, the Security Agent may open a new account with the Chargor.

(b)	If the Security Agent does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Security Agent or any other Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

20.3	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:

(a)	this Security has become enforceable; and

(b)	no Secured Liability is due and payable,

that time deposit will automatically be renewed for any further maturity which that Secured Party considers appropriate.

20.4	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to the Issuer or Opco and contained in any other Security Document.

20.5	Certificates and determinations

Any certification or determination by a Secured Party of an amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.	RELEASE

(a)	At the end of the Security Period, the Security Agent must, at the written request and cost of the Chargor and subject to it being indemnified and/or secured to its satisfaction, take whatever action is necessary to release its Security Assets from this Security.

(b)	Any release in relation to the Chargor will be conditional upon no security or payment to the Security Agent by or on behalf of the Chargor and/or any other Obligor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.

22.	NOTICES

(a)	Any notice or other communication hereunder shall be in writing. It shall be served by letter sent by registered post or courier or by fax:

(i)	in the case of the Chargor, to it at:

Asia Silicon Technology Holdings Limited

36/F, Two Exchange Square

Central

Hong Kong

Fax no.:         +852 2526 7638

Attention:      Richard Li / David Fung

(ii)	in the case of the Security Agent, to it at:

DB Trustees (Hong Kong) Limited

55th Floor

Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Fax no.:         +852 2203 7320

Attention:      The Managing Director

(b)	Communications will take effect, in the case of a letter sent by registered post, on the seventh business day in Hong Kong receipt after posting; in the case of a letter sent by courier, at the time of delivery; in the case of fax, at the time of despatch if the correct error-free transmission report is received; provided that if such communication would take effect outside business hours then it shall be deemed to be received on the next business day in the place of receipt.

(c)	For the purposes of this Clause 22, business day means a day on which commercial banks and foreign exchange markets are open for business in the relevant location(s).

23.	LANGUAGE

Any notice given in connection with this Deed must be in English.

24.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.

25.	AMENDMENTS AND WAIVERS

25.1	Procedures

The Chargor agrees to any amendment or waiver allowed by clause 16 or 18 (as the case may be) of the Trust Deed (which is agreed to by the Issuer where the Issuer’s consent is required pursuant to the Trust Deed). This includes any amendment or waiver which would, but for this paragraph, require the consent of the Chargor if this Deed is to remain in full force and effect.

25.2	Waivers and remedies cumulative

The rights of the Security Agent under this Deed:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	The Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Deed.

26.2	The Security Agent

The Security Agent may assign or otherwise dispose of all or any of its rights under this Deed in accordance with the provisions contained in the Trust Deed or the Conditions.

27.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

28.	GOVERNING LAW

28.1	Governing law

This Deed is governed by Hong Kong law.

28.2	Jurisdiction

Subject to the following sentence, the Chargor agrees for the benefit of the Security Agent that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed and accordingly submit to the non-exclusive jurisdiction of the courts of Hong Kong. The Security Agent may take any suit, action or proceedings (together referred to as Proceedings) against the Chargor in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

28.3	Immunity

The Chargor hereby waives with respect to this Deed any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

SECURITY ASSETS

REAL PROPERTY

NIL

RESTRICTED ACCOUNTS

NIL

SPECIFIC INTELLECTUAL PROPERTY RIGHTS

NIL

RELEVANT CONTRACTS

NIL

SCHEDULE 2

FORMS OF LETTER FOR ACCOUNT BANK

PART 1

NOTICE TO ACCOUNT BANK

[On the letterhead of the Chargor]

To:	[Account Bank]

Copy:	DB Trustees (Hong Kong) Limited

[Date]

Dear Sirs,

Security Agreement dated 10 September 2007 between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited (the Security Agreement)

This letter constitutes notice to you that under the Security Agreement we (the Chargor) have charged (by way of a first fixed charge) in favour of DB Trustees (Hong Kong) Limited (the Security Agent) all our rights in respect of any amount standing to the credit of the account maintained by us with you (Account no. [            ] sort code [            ]) (the Restricted Account) and the debt represented by it.

We irrevocably instruct and authorise you to:

(a)	disclose to the Security Agent any information relating to the Restricted Account requested from you by the Security Agent;

(b)	comply with the terms of any written notice or instruction relating to the Restricted Account received by you from the Security Agent;

(c)	hold all sums standing to the credit of the Restricted Account to the order of the Security Agent; and

(d)	pay or release any sum standing to the credit of the Restricted Account in accordance with the written instructions of the Security Agent.

We are not permitted to withdraw any amount from the Restricted Account without the prior written consent of the Security Agent.

We acknowledge that you may comply with the instructions in this letter without any further permission from us or enquiry by you.

The instructions in this letter may not be revoked or amended without the prior written consent of the Security Agent.

This letter is governed by Hong Kong law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Security Agent at [—] with a copy to us.

Yours faithfully,

(Authorised Signatory) Asia Silicon Technology Holdings Limited

PART 2

ACKNOWLEDGEMENT OF ACCOUNT BANK

[On the letterhead of the Account Bank]

To:	DB Trustees (Hong Kong) Limited

Copy:	Asia Silicon Technology Holdings Limited

[Date]

Dear Sirs,

Security Agreement dated 10 September 2007 between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited (the Security Agreement)

We confirm receipt from Asia Silicon Technology Holdings Limited (the Chargor) of a notice dated [            ] of a charge upon the terms of the Security Agreement over all the rights of the Chargor to any amount standing to the credit of its account with us (Account no. [            ], sort code [            ]) (the Restricted Account) and the debt represented by it.

We confirm that we:

(a)	accept the instructions contained in the notice and agree to comply with the notice;

(b)	have not received notice of the interest of any third party in the Restricted Account;

(c)	have neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter-claim or other right in respect of the Restricted Account; and

(d)	will not permit any amount to be withdrawn from the Restricted Account without your prior written consent.

This letter is governed by Hong Kong law.

Yours faithfully,

(Authorised Signatory) [Account Bank]

SCHEDULE 3

FORMS OF LETTER FOR RELEVANT CONTRACTS

PART 1

NOTICE TO COUNTERPARTY

To:	[Contract party]

[Date]

Dear Sirs,

Security Agreement dated 10 September 2007 between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited (the Security Agreement)

This letter constitutes notice to you that under the Security Agreement we have assigned by way of security to DB Trustees (Hong Kong) Limited (the Security Agent) all our rights in respect of [insert details of Contract] (the Contract).

We confirm that:

(a)	we will remain liable under the Contract to perform all the obligations assumed by us under the Contract; and

(b)	none of the Security Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of the Contract.

We will also remain entitled to exercise all our rights, powers and discretions under the Contract, and you should continue to give notices under the Contract to us, unless and until you receive notice from the Security Agent to the contrary stating that the security has become enforceable. In this event, all the rights, powers and discretions will be exercisable by, and notices must be given to, the Security Agent or as it directs.

Please note that we have agreed that we will not amend or waive any provision of or terminate the Contract without the prior consent of the Security Agent.

This letter is governed by Hong Kong law.

Please acknowledge receipt of this letter by sending the attached acknowledgement to the Security Agent at [—] with a copy to us.

Yours faithfully,

(Authorised Signatory) Asia Silicon Technology Holdings Limited

PART 2

ACKNOWLEDGEMENT OF COUNTERPARTY

To:	DB Trustees (Hong Kong) Limited as Security Agent

Copy:	Asia Silicon Technology Holdings Limited

[Date]

Dear Sirs,

Security Agreement dated 10 September 2007 between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited (the Security Agreement)

We confirm receipt from Asia Silicon Technology Holdings Limited (the Chargor) of a notice dated [—] of an assignment on the terms of the Security Agreement dated 10 September 2007 of all the Chargor’s rights in respect of [insert details of the Contract] (the Contract).

We confirm that we will pay all sums due, and give notices, under the Contract as directed in that notice.

This letter is governed by Hong Kong law.

Yours faithfully,

(Authorised Signatory) [Counterparty]

SIGNATORIES

Chargor

The COMMON SEAL of ASIA SILICON TECHNOLOGY HOLDINGS LIMITED was affixed to this deed in the presence of:	) ) ) ) )

Director/Secretary

Name:

Security Agent

DB TRUSTEES (HONG KONG) LIMITED

By:

SIGNATORIES

Chargor

The COMMON SEAL of ASIA SILICON TECHNOLOGY HOLDINGS LIMITED was affixed to this deed in the presence of:	) ) ) ) )

Director

Name:

Director/Secretary

Name:

Security Agent

DB TRUSTEES (HONG KONG) LIMITED

By:
Aric Kay-Russell Director

Choi Siu Ling Director